Exhibit 99.(a)(1)(iii)

AMERICAN FINANCIAL REALTY TRUST

Offer to Purchase for Cash
Any and All of Its Outstanding

4.375% Convertible Senior Notes due 2024
CUSIP No. 02607PAB3

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 28, 2008, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

March 3, 2008

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration is an Offer to Purchase (the “Offer to Purchase”) and a Letter of Transmittal (the “Letter of Transmittal”) relating to the offer (the “Offer”) by American Financial Realty Trust (the “Company”), to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the accompanying Letter of Transmittal, any and all of its outstanding 4.375% Convertible Senior Notes due 2024 (the “Notes”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

The Purchase Price for Notes that are validly tendered and accepted for payment pursuant to the Offer prior to the Expiration Date will be an amount equal to 100% of the principal amount of the Notes ($1,000.00 per $1,000 principal amount), plus accrued and unpaid interest up to, but not including, the Payment Date.  Holders of Notes will not be entitled to receive the Purchase Price for the Notes unless they properly tender their Notes prior to the Expiration Date and do not validly withdraw their Notes.

We are asking you to contact your clients for whom you hold Notes registered in your name or in the name of your nominee.  In addition, we are asking you to contact your clients who, to your knowledge, hold Notes registered in their own names.  The Company will pay all transfer taxes, if any, applicable to the tender of the Notes to it or to its order, except as otherwise provided in the Offer to Purchase and the Letter of Transmittal.

For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

•                                          The Offer to Purchase, dated March 3, 2008;

•                                          The Letter of Transmittal for your use and for the information of your clients, which contains an IRS substitute Form W-9 and accompanying instructions; and

•                                          A printed form of letter, the “Letter to Clients” (including a Letter of Instructions), which may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining your clients’ instructions with regard to the Offer.  This form will enable your clients to tender all Notes that they own.

If you want to tender Notes held by you (for yourself or any of your clients), you (i) should send or deliver a properly completed and signed Letter of Transmittal, certificates for those Notes, and any other required documents to the Depositary at its address set forth on the back cover page of the Offer to Purchase or (ii) tender pursuant to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”).   If you are tendering through ATOP, you do not need to complete a Letter of Transmittal.

Participants of DTC that are accepting the Offer must transmit their acceptance through ATOP to DTC, which will verify the acceptance and execute a book-entry delivery to the Depositary’s account at DTC.  DTC will then send an Agent’s Message (“Agent’s Message”) to the Depositary for its acceptance.   Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message.

The Company’s obligations to accept for payment, and to pay for, Notes validly tendered and not validly withdrawn in response the Offer are conditioned upon satisfaction or waiver of the conditions set forth in the section of the Offer to Purchase entitled “The Offer—Conditions of the Offer.”

The Company will not pay any fees or commissions to any broker or dealer or other person, other than the Information Agent and the Depositary, as described in the Offer to Purchase, in connection with the tenders of Notes in response to the Offer.  However, the Company will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by it in forwarding copies of the Offer to Purchase and related documents to the beneficial owners of Notes.

Tenders of Notes by guaranteed delivery procedures are not permitted.  All Notes must be tendered and received prior to the Expiration Date in order to qualify for payment of the Tender Consideration.

DELIVERY OF DOCUMENTS TO DTC OR THE COMPANY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

PLEASE NOTE THAT THE OFFER WILL EXPIRE AT THE EXPIRATION DATE, WHICH WILL BE 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 28, 2008, UNLESS EXTENDED.  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

IMPORTANT: The Letter of Transmittal (or a facsimile), together with the Notes and all other required documents, or an Agent’s Message, together with a confirmation of book-entry transfer of Notes must be received by the Depositary prior to the Expiration Date with respect to Holders wishing to receive the Purchase Price.

Any questions or requests for assistance concerning the terms of the Offer may be directed to the Depositary or the Information Agent at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.  Requests for additional copies of the Offer to Purchase and related materials may be directed to the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

AMERICAN FINANCIAL REALTY TRUST

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

THE OFFER IS NOT BEING MADE TO (NOR WILL THE SURRENDER OF NOTES FOR PAYMENT BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN THOSE JURISDICTIONS WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED

BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY THE DEPOSITARY OR THE INFORMATION AGENT OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER HOLDERS OF NOTES SHOULD TENDER NOTES IN RESPONSE TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION WITH RESPECT TO THE OFFER, OR TO MAKE ANY REPRESENTATION IN CONNECTION THEREWITH, OTHER THAN THOSE CONTAINED IN THE OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY.